Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2023 Second Quarter Results

Reports Sales of $2.41 billion, up 17 Percent

Reports Strong Orders Leading to a Backlog of $15 Billion

Reports Diluted Earnings per Share of $2.67 and Adjusted1 Earnings per Share of $2.69

Raises Fiscal 2023 Sales and Earnings Expectations

Completes Acquisition of JBT AeroTech

OSHKOSH, Wis. (August 1, 2023) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported fiscal 2023 second quarter net income of $175.0 million, or $2.67 per diluted share, compared to net income of $32.1 million, or $0.49 per diluted share, for the second quarter of fiscal 2022. Adjusted1 net income was $176.5 million, or $2.69 per diluted share, for the second quarter of fiscal 2023. Adjusted1 net income for the second quarter of fiscal 2023 excludes restructuring and acquisition costs within the Vocational segment. Comparisons in this news release are to the second quarter of fiscal 2022, unless otherwise noted.

Consolidated sales in the second quarter of fiscal 2023 increased 16.8 percent to $2.41 billion due to higher sales volume, primarily in the Access segment, and improved pricing.

Consolidated operating income in the second quarter of fiscal 2023 increased 207.9 percent to $234.9 million, or 9.7 percent of sales, compared to $76.3 million, or 3.7 percent of sales, in the second quarter of fiscal 2022. The increase was primarily due to improved pricing, higher sales volume and favorable sales mix, offset in part by higher incentive compensation costs.

“We are pleased with our strong financial performance in the quarter, highlighted by significant growth in sales and operating income,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. "Our performance led to adjusted earnings per share of $2.69, which was ahead of our expectations. In particular, our Access and Vocational segments both delivered double-digit operating margins in an environment where supply chains have improved but have not yet returned to historical norms. Our results demonstrate that our actions over the past several quarters to redesign, resource and dual source components as well as implement numerous operational improvements are enhancing our resiliency in a constrained supply chain environment.

Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

“Demand remains strong across the board for our industry leading products and services, highlighted by robust orders in the quarter. We ended the quarter with a consolidated backlog of $15 billion, which provides solid visibility well into 2024.

“During the quarter we announced plans to acquire the AeroTech business from JBT Corporation. I'm pleased to share that we completed that acquisition today. We look forward to the integration of AeroTech with Oshkosh, which we expect will drive strong growth in the attractive airport ground support, gate equipment and associated airport services markets. With this acquisition, we are even more confident in our Vocational segment’s ability to be a $3 billion plus revenue segment at attractive double-digit operating margins over time.

“As a result of our strong second quarter performance and ongoing improvements in our operations and supply chains as well as our positive outlook for the remainder of 2023, we are increasing our expectations for 2023 earnings per share to be in a range of $7.65 and 2023 adjusted earnings per share to be in a range of $8.00. We look forward to continuing our momentum through the rest of the year and believe we are well positioned for 2024 and beyond, given our strong backlog, leading technologies, positive market sentiment and the strength of our people,” said Pfeifer.

Factors affecting second quarter results for the Company’s business segments included:

Access - Access segment sales for the second quarter of fiscal 2023 increased 35.9 percent to $1.33 billion as a result of improved sales volume, higher pricing in response to higher input costs and the inclusion of sales related to the Hinowa acquisition.

Access segment operating income in the second quarter of fiscal 2023 increased 191.2 percent to $211.7 million, or 15.9 percent of sales, compared to $72.7 million, or 7.4 percent of sales, in the second quarter of fiscal 2022. The increase was primarily due to higher sales volume, higher pricing and improved product mix, offset in part by higher incentive compensation and increased operating expenses to support the higher sales levels.

Defense - Defense segment sales for the second quarter of fiscal 2023 decreased 7.6 percent to $498.1 million due to lower Joint Light Tactical Vehicle program volume offset in part by higher Family of Medium Tactical Vehicle sales volume.

Defense segment operating income in the second quarter of fiscal 2023 increased 65.8 percent to $6.3 million, or 1.3 percent of sales, compared to $3.8 million, or 0.7 percent of sales, in the second quarter of fiscal 2022. The increase was due to lower unfavorable cumulative catch-up adjustments on contract margins, offset in part by lower sales volume.

Vocational - Vocational segment sales for the second quarter of fiscal 2023 increased 6.5 percent to $587.5 million due to higher pricing in response to higher input costs and improved sales volume, offset in part by the sale of the rear discharge mixer business.

Vocational segment operating income in the second quarter of fiscal 2023 increased 52.0 percent to $60.5 million, or 10.3 percent of sales, compared to $39.8 million, or 7.2 percent of sales, in the second quarter of fiscal 2022. The increase was primarily due to higher pricing and improved product mix, offset in part by higher material & logistics costs and higher incentive compensation costs.

Corporate - Corporate costs in the second quarter of fiscal 2023 increased $3.6 million to $43.6 million due to higher incentive compensation costs offset in part by lower consulting spending.

Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of fiscal 2023 decreased $3.8 million to $8.1 million due to the benefit of higher interest rates on the Company’s cash holdings.

Miscellaneous, net - Miscellaneous income for the second quarter of fiscal 2023 primarily related to currency gains and income from the Company's investments.

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of fiscal 2023 of $56.3 million, or 24.3 percent of pre-tax income, compared to $15.4 million, or 31.2 percent of pre-tax income, in the second quarter of fiscal 2022.

Six-month Results

The Company reported net sales for the first six months of fiscal 2023 of $4.68 billion and net income of $263.5 million, or $4.01 per diluted share. This compares with net sales of $4.01 billion and net income of $31.9 million, or $0.48 per diluted share, for the six months ended June 30, 2022. The increase in net income for the first six months of fiscal 2023 compared to the six months ended June 30, 2022 was the result of improved pricing, higher sales volume, improved product mix and the absence of a charge of $18.1 million associated with foreign anti-hybrid tax legislation due to comments made by taxing authorities of the applicable jurisdiction during the first quarter of fiscal 2022, offset in part by higher material & logistics costs, higher incentive compensation costs, a $11.0 million after-tax loss on the sale of a business and higher operating expenses.

Fiscal 2023 Expectations

The Company expects its fiscal 2023 diluted earnings per share to be in the range of $7.65 and adjusted1 earnings per share to be in a range of $8.00 on projected net sales in the range of $9.5 billion. This compares to its previous estimates of diluted earnings per share of $5.75 and adjusted1 earnings per share of $6.00 on projected net sales of $8.65 billion. This guidance includes sales of $300 million related to the acquired AeroTech business subsequent to acquisition. The acquisition is not expected to have a material impact on operating income in fiscal 2023 as a result of the initial purchase accounting and deal amortization.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.41 per share of Common Stock. The dividend will be payable on August 31, 2023 to shareholders of record as of August 17, 2023.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its second quarter results and its fiscal 2023 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to successfully integrate the AeroTech acquisition and to

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

realize the anticipated benefits associated with the same; the cyclical nature of the Company’s access equipment, fire apparatus and refuse collection markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; the impact of orders from the U.S. Postal Service; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$2,413.1	$2,066.0	$4,681.2	$4,011.7
Cost of sales	1,988.6	1,819.0	3,922.9	3,560.9
Gross income	424.5	247.0	758.3	450.8

Operating expenses:
Selling, general and administrative	185.4	167.9	384.5	337.1
Amortization of purchased intangibles	4.2	2.8	8.1	5.6
Total operating expenses	189.6	170.7	392.6	342.7
Operating income	234.9	76.3	365.7	108.1

Other income (expense):
Interest expense	(13.3)	(13.2)	(26.7)	(25.8)
Interest income	5.2	1.3	11.4	2.3
Miscellaneous, net	4.8	(15.1)	10.6	(14.0)
Income before income taxes and losses of unconsolidated affiliates	231.6	49.3	361.0	70.6
Provision for income taxes	56.3	15.4	90.5	36.2
Income before losses of unconsolidated affiliates	175.3	33.9	270.5	34.4
Losses of unconsolidated affiliates	(0.3)	(1.8)	(7.0)	(2.5)
Net income	$175.0	$32.1	$263.5	$31.9

Earnings per share:
Basic	$2.68	$0.49	$4.03	$0.48
Diluted	2.67	0.49	4.01	0.48

Basic weighted-average shares outstanding	65,308,210	65,613,527	65,373,748	66,001,628
Dilutive equity-based compensation awards	354,312	395,333	372,642	458,668
Diluted weighted-average shares outstanding	65,662,522	66,008,860	65,746,390	66,460,296

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$355.5	$805.9
Receivables, net	1,367.2	1,162.0
Unbilled receivables, net	673.5	586.3
Inventories	1,900.2	1,865.6
Income taxes receivable	15.7	21.6
Other current assets	74.7	90.7
Total current assets	4,386.8	4,532.1
Property, plant and equipment:
Property, plant and equipment	1,920.5	1,804.4
Accumulated depreciation	(1,030.0)	(978.2)
Property, plant and equipment, net	890.5	826.2
Goodwill	1,151.9	1,042.0
Purchased intangible assets, net	533.4	457.0
Deferred income taxes	198.3	134.8
Deferred contract costs	550.9	415.8
Other long-term assets	332.5	321.1
Total assets	$8,044.3	$7,729.0

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$-	$9.7
Accounts payable	1,067.6	1,129.0
Customer advances	628.7	696.7
Payroll-related obligations	165.0	119.5
Income taxes payable	149.1	100.3
Other current liabilities	407.6	373.4
Total current liabilities	2,418.0	2,428.6
Long-term debt	597.3	595.0
Long-term customer advances	1,101.8	1,020.5
Deferred income taxes	18.3	-
Other long-term liabilities	512.1	499.2
Commitments and contingencies
Shareholders’ equity	3,396.8	3,185.7
Total liabilities and shareholders’ equity	$8,044.3	$7,729.0

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net income	$263.5	$31.9
Depreciation and amortization	64.3	53.3
Stock-based incentive compensation	15.6	13.5
Loss on sale of business, net of tax	11.0	-
Deferred income taxes	(75.6)	8.4
(Gain) loss on sale of assets	0.1	(1.7)
Unrealized (gain) loss on investments	(1.1)	11.2
Foreign currency transaction (gains) losses	(3.3)	2.4
Other non-cash adjustments	7.0	2.6
Changes in operating assets and liabilities	(328.1)	(144.5)
Net cash used by operating activities	(46.6)	(22.9)

Investing activities:
Additions to property, plant and equipment	(129.8)	(110.3)
Acquisition of business, net of cash acquired	(187.9)	(19.5)
Proceeds from sale of business, net of cash sold	22.5	-
Other investing activities	(0.2)	(9.4)
Net cash used in investing activities	(295.4)	(139.2)

Financing activities:
Proceeds from issuance of debt	-	10.4
Repayments of debt	(25.2)	(225.0)
Repurchases of Common Stock	(22.6)	(155.0)
Dividends paid	(53.6)	(48.9)
Other financing activities	(7.7)	(6.9)
Net cash used in financing activities	(109.1)	(425.4)

Effect of exchange rate changes on cash and cash equivalents	0.7	(10.8)
Decrease in cash and cash equivalents	(450.4)	(598.3)
Cash and cash equivalents at beginning of period	805.9	995.7
Cash and cash equivalents at end of period	$355.5	$397.4

.

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales
Access
Aerial work platforms	$664.9	$451.5	$1,266.9	$891.2
Telehandlers	390.8	309.8	732.2	539.5
Other	272.6	215.8	522.4	429.5
Total Access	1,328.3	977.1	2,521.5	1,860.2
Defense	498.1	539.3	1,011.2	1,074.9
Vocational
Fire apparatus	296.5	268.3	584.9	548.2
Refuse collection	157.9	143.4	299.8	272.7
Other	133.1	140.1	265.5	260.2
Total Vocational	587.5	551.8	1,150.2	1,081.1
Corporate and intersegment eliminations	(0.8)	(2.2)	(1.7)	(4.5)
Consolidated Net Sales	$2,413.1	$2,066.0	$4,681.2	$4,011.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating Income
Access	$211.7	$72.7	$346.7	$78.4
Defense	6.3	3.8	8.0	23.2
Vocational	60.5	39.8	88.6	80.8
Corporate and intersegment eliminations	(43.6)	(40.0)	(77.6)	(74.3)
Consolidated Operating Income	$234.9	$76.3	$365.7	$108.1

	June 30,
	2023	2022
Period-end backlog:
Access	$4,365.3	$3,970.3
Defense	6,749.0	6,265.1
Vocational	3,851.5	2,791.7
	$14,965.8	$13,027.1

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Defense segment operating income (GAAP)	$6.3	$3.8	$8.0	$23.2
Restructuring costs	-	-	0.8	-
Adjusted Defense segment operating income (non-GAAP)	$6.3	$3.8	$8.8	$23.2

Vocational segment operating income (GAAP)	$60.5	$39.8	$88.6	$80.8
Restructuring costs	0.7	-	3.0	-
Acquisition costs	1.3	-	1.3	-
Loss on sale of a business	-	-	13.3	-
Adjusted Vocational segment operating income (non-GAAP)	$62.5	$39.8	$106.2	$80.8

Corporate operating expenses (GAAP)	$(43.6)	$(40.0)	$(77.6)	$(74.3)
Restructuring costs	-	-	0.6	-
Adjusted Corporate operating expenses (non-GAAP)	$(43.6)	$(40.0)	$(77.0)	$(74.3)

Consolidated operating income (GAAP)	$234.9	$76.3	$365.7	$108.1
Restructuring costs	0.7	-	4.4	-
Acquisition costs	1.3	-	1.3	-
Loss on sale of a business	-	-	13.3	-
Adjusted consolidated operating income (non-GAAP)	$236.9	$76.3	$384.7	$108.1

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Oshkosh Corporation Reports Results for Fiscal 2023 Second Quarter

August 1, 2023

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Miscellaneous, net (GAAP)	$4.8	$(15.1)	$10.6	$(14.0)
Pension advisor settlement	-	-	(4.7)	-
Adjusted miscellaneous, net (non-GAAP)	$4.8	$(15.1)	$5.9	$(14.0)

Provision for income taxes (GAAP)	$56.3	$15.4	$90.5	$36.2
Income tax benefit for restructuring costs	0.2	-	1.1	-
Income tax benefit for acquisition costs	0.3	-	0.3	-
Income tax benefit on sale of a business	-	-	2.3	-
Income tax provision on pension advisor settlement	-	-	(1.1)	-
Anti-hybrid tax on prior period income	-	-	-	(18.1)
Adjusted provision for income taxes (non-GAAP)	$56.8	$15.4	$93.1	$18.1

Net income (GAAP)	$175.0	$32.1	$263.5	$31.9
Restructuring costs, net of tax	0.5	-	3.3	-
Acquisition costs, net of tax	1.0	-	1.0	-
Loss on sale of a business, net of tax	-	-	11.0	-
Pension advisor settlement, net of tax	-	-	(3.6)	-
Impairment of equity method investment	-	-	5.9	-
Anti-hybrid tax on prior period income	-	-	-	18.1
Adjusted net income (non-GAAP)	$176.5	$32.1	$281.1	$50.0

Earnings per share-diluted (GAAP)	$2.67	$0.49	$4.01	$0.48
Restructuring costs, net of tax	0.01	-	0.05	-
Acquisition costs, net of tax	0.01	-	0.01	-
Loss on sale of a business, net of tax	-	-	0.17	-
Pension advisor settlement, net of tax	-	-	(0.05)	-
Impairment of equity method investment	-	-	0.09	-
Anti-hybrid tax on prior period income	-	-	-	0.27
Adjusted earnings per share-diluted (non-GAAP)	$2.69	$0.49	$4.28	$0.75

Fiscal 2023 Expectations
Earnings per share-diluted (GAAP)	$7.65
Restructuring costs, net of tax	0.05
Acquisition costs, net of tax	0.09
Loss on sale of a business, net of tax	0.17
Pension advisor settlement, net of tax	(0.05)
Impairment of equity method investment	0.09
Adjusted earnings per share-diluted (non-GAAP)	$8.00

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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